EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Ashland Inc. Incentive Plan of our report dated November 25, 2008, with respect to the statements of consolidated income, stockholders’ equity, and cash flows of Ashland Inc. and consolidated subsidiaries for the year ended September 30, 2008, and the related financial statement schedule of Ashland Inc. and consolidated subsidiaries as of September 30, 2008 and for the year then ended, included in Ashland Inc.’s Annual Report (Form 10-K) for the year ended September 30, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
February 2, 2011